Exhibit 10.3

September 8, 2011

Bradford Matson
c/o Bluefly, Inc.
42 West 39th Street
New York, New York 10018

Dear Brad:

This Letter Agreement will formalize our understanding with regard to your employment with the Company:

1.  You will continue your employment with the Company through November 1, 2011 at your current base salary, subject to the terms and conditions of your Employment Agreement.  Your employment with the Company will terminate as of November 1, 2011, unless you and the Company agree in writing to extend the term of your employment beyond that date.  You will automatically be deemed to have resigned from all positions held with the Company and its subsidiaries (including, without limitation, your position as Chief Marketing Officer of the Company and a Manager of Eyefly LLC) as of the date of the termination of your employment.

2.  Upon the termination of your employment with the Company, you will execute a release in the form attached hereto as Exhibit A.  Following the execution of the release and the expiration of the seven-day revocation period provided for therein, you will be paid 180 days of severance pay ($175,000.00) in periodic installments in accordance with the Company’s payroll schedule and the terms of your Employment Agreement, and subject to all applicable tax, social security and other governmental or other required withholdings.  In addition, the 10,000 stock options granted to you in August 2009 will deemed to be vested in their entirety as of the termination of your employment in accordance with the terms of your Employment Agreement.  The 225,000 stock options granted to you in March 2010 will continue to vest through the date of termination of your employment, and all vesting will cease upon such date.  Assuming that your last day of employment is November 2011, a total of 93,750 of these 225,000 options will have vested.

3.  As set forth in your Employment Agreement, certain provisions thereof shall survive the termination of your employment, including (without limitation) Section 6 (Non-Competition; Non-Solicitation), Section 8 (Confidentiality) and Section 10 (Indemnification).  You agree that the payments and benefits described above are the only payments and benefits that you will receive in connection with the termination of your employment.  In addition, you agree to refrain from making any disparaging or derogatory comments or statements, whether written or oral, about the Company or any of its officers, directors, employees or shareholders.

In connection with this letter agreement, the following capitalized terms shall have the following meanings:  the “Company” shall mean Bluefly, Inc. and any successor corporation thereto; and “Employment Agreement” shall mean the Second Amended and Restated Employment Agreement by and between you and the Company, dated as of May 3, 2011.

Please sign below to indicate your agreement with the foregoing.

Very truly yours, BLUEFLY, INC. By: /s/ Kara B. Jenny Name: Kara B. Jenny Title: CFO

ACCEPTED AND AGREED

/s/ Bradford Matson
Bradford Matson

EXHIBIT A

RELEASE

Reference is made to that certain Letter Agreement, dated as of September 8, 2011, by and between me and Bluefly, Inc., a Delaware corporation (the “Company”).  For and in consideration of the special benefits provided under the Letter Agreement, the receipt and sufficiency of which are hereby acknowledged, I, my attorneys, heirs, executors, administrators and assigns do hereby fully, finally and forever release and discharge the Company, and its subsidiaries and related companies, and their respective successors, assigns, officers, directors, agents and employees, of and from all claims, demands, actions, causes of actions, suits, damages, losses, expenses, attorneys' fees and controversies of any and every nature whatsoever arising from the beginning of time until the date of this Release, including, but not limited to, any claims arising from, or relating in any way to, my employment and the termination of my employment with the Company.  This general release includes an agreement not to sue or otherwise pursue any claim against the Company or the other released parties, and it covers, among others, any claims arising under the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Acts, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Sarbanes-Oxley Act of 2002; The New York Human Rights Law, as amended; The New York Executive Law Section 290 et seq; The New York State Labor Relations Act; The New York Labor Law; The New York Equals Rights Law; The New York Wage Hour and Wage Payment Laws; The New York Minimum Wage Law, as amended; The New York City Administrative Code; Equal Pay Law for New York, as amended;  any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or  ordinance;  any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorney’s fees incurred in these matters.  This Release does not prevent you from filing or participating in any legal action before the Equal Employment Opportunity Commission or any other federal or state agency; provided, however, that you agree that you will not seek, accept or receive any monetary damages or payments arising from or related to any such action.

I acknowledge that:  (a) I have been given at least twenty-one (21) days to consider all the provisions of this Release and I do hereby knowingly and voluntarily waive said twenty-one (21) day period; and (b) I have seven (7) days from the date hereof to revoke this Release.  I understand that, if I revoke this Release, I will not be entitled to the payments and benefits provided for in the Letter Agreement.

I affirm and represent that I have not filed or caused to be filed and am not a party to a claim, charge, complaint, or action against the Company in any forum or form.  I further affirm and represent that I have no known workplace injuries or occupational diseases.  I further affirm and represent that I have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due you, except as specifically provided in the Letter Agreement.

If I sue the Company or any other released party for any claims released herein, or otherwise violate the release and covenants set forth above, then I shall pay all costs and expenses of defending against the suit or claim incurred by the Company and/or such other released party, including reasonable attorneys' fees.

Dated: September 8, 2011	/s/ Bradford Matson Bradford Matson